Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Releases Fourth Quarter and Full Year 2013 Financial Results and Provides 2014 Outlook

- Strong Q4 2013 Revenue Growth of 43% Year over Year -

- Full Year 2013 Revenue of $75.4 Million, Up 55% Year over Year—

Goleta, California, March 27, 2014 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the home care setting, today reported financial results for the three and twelve months ended December 31, 2013.

Recent Highlights and Accomplishments

•	Total revenue of $75.4 million for 2013, up 55% versus 2012. Sales revenue of $44.0 million for 2013, up 57% versus 2012; rental revenue of $30.5 million for 2013, up 54% versus 2012
•	Rental patient population increased to over 21,300 as of year-end 2013, reflecting growth of 58% over 2012
•	Private payor contracts increased to 44 as of December 31, 2013, up 47% from 30 at September 30, 2013
•	Continued operating leverage driven by customer mix and product mix resulted in margin expansion with total revenue and adjusted EBITDA growth of 55% and 128%, respectively for 2013 versus 2012
•	Successfully completed initial public offering in February 2014, resulting in $52.5 million of net proceeds to the company

“We are pleased with our operational performance and financial results in 2013. Additionally, we successfully completed our initial public offering in February 2014,” said President and Chief Executive Officer, Raymond Huggenberger. “Entering 2014, Inogen is well-positioned to continue our strong momentum, and we are focused on executing our strategic initiatives including leveraging our marketing and sales capacity, and introducing our innovative stationary oxygen concentrator to expand market penetration.”

Fourth Quarter Financial Results

Total revenue for the three months ended December 31, 2013 rose 43% to $19.8 million, from $13.8 million in the 2012 period. Sales revenue was $10.9 million, up 42% from the prior year period. Rental revenue was $8.6 million in the 2013 quarter, up 45% from the prior year.

Gross margin was 51.5% in the fourth quarter of 2013, compared to 50.8% in the 2012 period. The increase was largely driven by contribution from our Inogen One G3 product, which was launched in the fourth quarter of 2012, an increasing mix towards our direct-to-consumer channel, and additional leverage on servicing costs, partially offset by declining Medicare reimbursement rates.

Operating expense was $9.6 million in the fourth quarter of 2013 versus $6.8 million in 2012. Of those operating expenses, research and development expense was $0.6 million in the quarter versus $0.5 million in the 2012 period. Sales and marketing expense was $5.1 million in the quarter versus $3.8 million in the 2012 period. General and administrative expense was $4.0 million in the quarter, compared to $2.5 million in the 2012 period.

Adjusted EBITDA for the three months ended December 31, 2013 rose 82% to $3.2 million, from $1.8 million in the 2012 period.

Net income, including the one-time tax asset benefit attributable to common stockholders for the three months ended December 31, 2013, was $20.1 million, or $0.89 per diluted common share, compared with ($1.6) million, or ($5.71) loss per diluted common share, for the three months ended December 31, 2012. Adjusted net income excluding this one-time tax benefit was $0.2 million.

Full Year 2013 Financial Results

Total revenue for the year ended December 31, 2013 rose 55% to $75.4 million, from $48.6 million in the 2012 period. Sales revenue was $44.0 million up from $28.1 million, a 57% increase from the prior year period. Rental revenue was $30.5 million up from $19.9 million in 2013, a 54% increase from the prior year.

Gross margin was 51.7% for the year ended December 31, 2013 compared to 49.3% in the 2012 period. The increase was largely driven by the Inogen One G3 product launch in Q4 2012, an increasing mix towards our direct-to-consumer channel, and additional leverage on servicing costs, partially offset by declining Medicare reimbursement rates.

Operating expense was $34.5 million for the year ended December 31, 2013 versus $23.1 million in the 2012 period, a 49.3% increase. Research and development expense was $2.4 million for the year ended December 31, 2013 versus $2.3 million in the 2012 period. Sales and marketing expense was $18.4 million in 2013 versus $12.6 million in the 2012 period. General and administrative expense was $13.8 million in 2013, compared to $8.3 million in the 2012 period.

Adjusted EBITDA for the year ended December 31, 2013 rose 128% to $13.4 million, from $5.9 million in the 2012 period.

Net income, including the one-time tax asset benefit attributable to common stockholders for the year ended December 31, 2013, was $18.2 million, or $1.10 per diluted common share, compared with ($5.2) million, or ($19.97) loss per diluted common share, for the 2012 period. Adjusted net income excluding this one-time tax benefit was $3.6 million.

Cash, cash equivalents, investments and restricted cash were $13.5 million as of December 31, 2013, which did not include $52.5 million of IPO proceeds, net of underwriting fees, received in February 2014.

Inogen’s Outlook for 2014 Includes:

•	Total revenue in the range of $90.0 to $94.0 million, representing an approximate increase of 19% to 25% over 2013 revenues
•	Adjusted EBITDA in the range of $17.5 to $19 million, representing an approximate increase of 30% to 41% over 2013
•	Net income in the range of $4.0 to $5.0 million

Conference Call

Individuals interested in listening to the conference call today, March 27, at 1:30pm PT/4:30pm ET, may do so by dialing (855) 427-4393 for domestic callers, or (484) 756-4258 for international callers, or from the webcast link in the investor relations section of the Company’s website at: www.inogen.com. Participants should allow approximately 10 minutes prior to the call’s start time to visit the site and to download any streaming media software needed to listen to the Internet webcast. The webcast will be available on the Company’s website for 30 days following the completion of the call.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions. For more information, please visit www.inogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding Inogen’s current estimates of 2014 total revenue growth, adjusted EBITDA, and net income. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates in connection with the implementation of the competitive bidding process under Medicare; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen’s business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business and operating results are contained in its final Prospectus filed with the Securities and Exchange Commission on February 14, 2014, and Inogen’s other filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 12, 2014. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen, Inc. disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the fourth quarter and full year of 2013 and 2012. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext 7

Media Contact:

Byron Myers

805-562-0503

— Financial Tables Follow —

INOGEN, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	As of December 31,
	2013	2012
Assets
Current assets:
Cash	$13,521	$15,112
Accounts receivable	10,231	7,031
Inventories	4,248	4,059
Deferred cost of rental revenues	289	159
Income tax receivable	87	—
Deferred tax asset-current	3,923	—
Prepaid expenses and other current	531	309

Total current assets	32,830	26,670
Property and equipment, net	29,722	20,279
Intangibles and other non-current assets	215	558
Deferred tax asset-noncurrent	17,865	—
Other assets	1,765	79

Total assets	$82,397	$47,586

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable, accrued expense and payroll	$12,117	$8,335
Current portion of long-term debt	5,258	3,879
Warranty reserve	809	447
Deferred revenue	1,487	1,094
Other current liabilities	—	35

Total current liabilities	19,671	13,790
Warrant liability	260	164
Deferred revenue-noncurrent	776	—
Long-term debt, net of current portion	5,391	5,057

Total liabilities	26,098	19,011
Redeemable convertible preferred stock	118,671	109,345
Preferred stock	247	247
Common stock	1	1
Accumulated deficit	(62,620)	(81,018)

Total stockholders’ deficit	(62,372)	(80,770)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$82,397	$47,586

INOGEN, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands - except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$19,762	$13,841	$75,443	$48,576
Cost of sales revenue	9,587	6,806	36,452	24,627

Gross profit	10,175	7,035	38,991	23,949

Operating expenses	9,622	6,831	34,527	23,120

Earnings from operations	553	204	4,464	829

Other expense, net	320	98	616	247

Income before tax provision (benefit)	233	106	3,848	582

Tax provision (benefit)	(21,738)	(2)	(21,587)	18

Net income	$21,971	$108	$25,435	$564

Less deemed dividend on redeemable convertible preferred stock	(1,919)	(1,662)	(7,278)	(5,781)

Net income (loss) attributable to common stockholders	$20,052	$(1,554)	$18,157	$(5,217)

Diluted net income (loss) per share attributable to common stockholders	$0.89	$(5.71)	$1.10	$(19.97)

Non-GAAP Financial Measures
Adjusted EBITDA	$3,203	$1,759	$13,434	$5,883
Adjusted net income	$164	$108	$3,628	$564

INOGEN, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income (GAAP)	$21,971	$108	$25,435	$564
Non-GAAP adjustments:
Interest expense, net	247	108	550	405
Income tax provision (benefit)	(21,738)	(2)	(21,587)	18
Depreciation and amortization	2,549	1,533	8,544	4,984
Change in fair value of preferred stock warrant liability	60	—	262	(148)
Stock based compensation	114	12	230	60

Adjusted EBITDA	$3,203	$1,759	$13,434	$5,883

Net income (GAAP)	$21,971	$108	$25,435	$564
Non-GAAP adjustments:
One-time benefit from reversal of deferred tax valuation adjustment	(21,807)	—	(21,807)	—

Adjusted net income	$164	$108	$3,628	$564